EXHIBIT 99.1

Harvard Bioscience Reports Third Quarter 2013 Results

Conference Call to Be Held at 11:00 AM ET Today

HOLLISTON, Mass., Oct. 31, 2013 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer and marketer of a broad range of tools to advance life science research and regenerative medicine, today reported unaudited financial results for the three and nine months ended September 30, 2013.

Jeffrey A. Duchemin, CEO of Harvard Bioscience, said, "Third quarter revenues for our Life Science Research Tools business, which will be the primary focus of Harvard Bioscience going forward, were down 3.7 percent from last year's third quarter, largely because of a decline in business from GE Healthcare. In addition, we experienced softer sales in Europe, along with some weakness in the U.S. due to sequestration. These declines were partially offset by growth in both our Denville Scientific business and our new BioDrop microvolume spectrophotometer product line."

Mr. Duchemin continued, "In my first 10 weeks here, I have visited most of our facilities, met many of our employees and have reviewed the operations with the senior management team. My takeaway is that we are fortunate to have skilled employees, a strong culture and great brands. With organic growth as a top priority for the company, our new team will be focused on accelerating growth in China and other emerging markets, building stronger channel capabilities, and operational improvements. In addition, we will be seeking strategic acquisitions to enhance our business. I believe we have a great team in place to achieve our goals."

"This has been an exciting quarter for Harvard Bioscience as we have been busy preparing for the next stage of corporate growth, with the pending spinoff of our Harvard Apparatus Regenerative Technology subsidiary, or HART, that will become effective tomorrow, November 1," said David Green, President of Harvard Bioscience and CEO of HART.

Mr. Green added, "We achieved important clinical and regulatory progress for our HART business as well since last quarter. The ninth and tenth successful regenerated trachea transplant surgeries have taken place, and were both performed at the Krasnodar hospital in Russia by Dr. Macchiarini. On the regulatory side, we have received written notice from the FDA that the Inbreath™ Airway Transplant System will be regulated by the Center for Biologics Evaluation and Research, as a combination product biologic under the BLA Pathway. This removes any uncertainty about the regulatory pathway in the U.S., and also confirms that the Inbreath System is eligible for designation as an orphan biologic product."

"We look forward to the independence of both HBIO and HART, providing shareholders with what we believe will be increased shareholder value as each company pursues its own growth strategy. HBIO intends to pursue a strategy based upon organic growth, expansion in international markets and strategic acquisitions. HART will initially focus on bringing our trachea transplant system to market, as well as developing new products for regenerating other organs," concluded Mr. Green.

Third Quarter Reported Results

Revenues for the three months ended September 30, 2013 were $25.1 million, a decrease of $1.0 million, or 3.7% compared to revenues of $26.1 million for the three months ended September 30, 2012. Organically, revenues decreased by 3.8% with currency translation having a nominal positive impact.

Net (loss) income from continuing operations, as measured under U.S. generally accepted accounting principles ("GAAP"), was a $1.0 million loss, or $0.03 per diluted share for the three months ended September 30, 2013 compared to a $0.1 million loss, or $0.00 per diluted share, for the same period in 2012. The unfavorable year-to-year quarterly GAAP earnings comparison was due to a combination of increased spending in our development-stage Regenerative Medicine Device ("RMD") business, and lower revenue in our Life Science Research Tools ("LSRT") business.

On a non-GAAP adjusted basis, earnings per share for our core LSRT business for the three months ended September 30, 2013 was $0.05 per diluted share, compared with $0.08 per diluted share for the same period in 2012. Non-GAAP adjusted earnings per share for our RMD business for the third quarter of 2013 was a loss of $0.05 per diluted share, compared with a loss of $0.04 per diluted share for the third quarter of 2012. Our total non-GAAP adjusted earnings per share, reflecting LSRT and RMD combined, was $0.00 per diluted share for the third quarter of 2013 compared with $0.04 per diluted share for the third quarter of 2012.

Year to Date Reported Results

Revenues for the nine months ended September 30, 2013 were $77.3 million, a decrease of $5.6 million, or 6.8% compared to revenues of $82.9 million for the nine months ended September 30, 2012. Currency exchange rates had a negative 0.1% effect on revenues for the nine months ended September 30, 2013, compared with the same period in the previous year. Our acquisition of AHN Biotechnologie, or AHN, in February 2012 had a positive 0.3% effect on revenues. Excluding the effects of currency changes and acquisitions, our revenues decreased by 7.0% from the same period in the previous year.

Net (loss) income from continuing operations, as measured under GAAP, was a $1.4 million loss, or $0.04 per diluted share for the nine months ended September 30, 2013 compared to $1.2 million income, or $0.04 per diluted share, for the same period in 2012. The unfavorable year-to-year GAAP earnings comparison was due to a combination of increased spending in our development-stage RMD business, and lower revenue in our LSRT business.

On a non-GAAP adjusted basis, earnings per share for our core LSRT business for the nine months ended September 30, 2013 was $0.19 per diluted share, compared with $0.28 per diluted share for the same period in 2012. Non-GAAP adjusted earnings per share for our RMD business for the nine months ended September 30, 2013 was a loss of $0.16 per diluted share, compared with a loss of $0.11 per diluted share for the same period in 2012, and reflected greater activity in developing this initiative. Our total non-GAAP adjusted earnings per share, reflecting LSRT and RMD combined, was $0.03 per diluted share for the nine months ended September 30, 2013 compared with $0.17 per diluted share for the same period in 2012.

Conference Call Information:

Harvard Bioscience will host a conference call today at 11:00 AM ET to discuss the company's third quarter financial results, and is also expected to discuss the spin-off of the company's Harvard Apparatus Regenerative Technology subsidiary, and the company's business strategies. The live conference call is accessible by dialing toll-free 877-303-7611, or toll 970-315-0445, and referencing the pass code of "89708444".

The conference call will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. website. To listen to the conference call, log on to the website at www.harvardbioscience.com and click on the Earnings Call icon. Financial and other statistical information presented on the call, including the earnings release, will also be available on the investor relations section of the website. Click on the investor relations button and then click on the press release or webcast icon, as appropriate. If you are unable to listen to the live webcast, the call will be archived in the investor relations section of our website.

Schedule this webcast into MS-Outlook calendar (click open when prompted): http://apps.shareholder.com/PNWOutlook/t.aspx?m=61750&k=FD43A73D

A replay of this conference call will be available from approximately 2:00 PM ET on October 31, 2013 through November 9, 2013 and will be accessible by dialing toll-free 855-859-2056, or toll 404-537-3406, and referencing the pass code of "89708444".

About Harvard Bioscience

Harvard Bioscience ("HBIO") is a global developer, manufacturer and marketer of a broad range of specialized products, primarily apparatus and scientific instruments, used to advance life science research and regenerative medicine. Our products are sold to thousands of researchers in over 100 countries primarily through our 850 page catalog (and various other specialty catalogs), our website, through distributors, including GE Healthcare, Thermo Fisher Scientific and VWR, and via our field sales organization. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden and Spain with additional facilities in France and Canada. For more information, please visit our website at www.harvardbioscience.com.

The Harvard Bioscience, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6426

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income, adjusted net income, adjusted earnings per diluted share and organic revenue growth. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses and income primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs) and stock-based compensation expense. They also exclude the tax impact of the reconciling items. This non-GAAP financial information is used by our management to internally evaluate our operating results. Tabular reconciliations of our non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted earnings per diluted share for the three and nine months ended September 30, 2013 and 2012 and changes in total revenue compared to the same period of the prior year are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future," "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, the completion of the spin-off of Harvard Apparatus Regenerative Technology, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, or potential acquisitions, the outlook for the life sciences industry and the field of regenerative medicine, opportunities or potential opportunities in the field of regenerative medicine, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include the Company's failure to identify potential acquisition candidates and successfully close such acquisitions with favorable pricing, successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand our product offerings, introduce new products or commercialize new technologies, including in the field of regenerative medicine, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives, decreased demand for the Company's products due to changes in our customers' needs, our ability to obtain regulatory approvals, including FDA approval, for our or HART's products, the current size or anticipated size of the regenerative medicine market, the existence and size of opportunities in the regenerative medicine market, our ability to complete the planned spin-off of HART, our financial position, general economic outlook or other circumstances, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others' intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, federal government's spending and reduction regulations and research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, our ability to utilize deferred tax assets after the release of our valuation allowances, the amount of earn-out consideration that the Company receives in connection with the disposition of the Company's Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading "Item 1A. Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

Exhibit 1
HARVARD BIOSCIENCE, INC.
Selected Consolidated Balance Sheet Information
(Unaudited, in thousands)

	As of
	September 30,	December 31,
	2013	2012

Assets

Cash and cash equivalents	$ 36,931	$ 20,681
Trade receivables	13,361	14,357
Inventories	18,028	17,762
Property, plant and equipment	4,621	4,551
Goodwill and other intangibles	56,948	58,701
Other assets	18,448	17,432
Total assets	$ 148,337	$ 133,484

Liabilities and Stockholders' Equity

Current liabilities	$ 13,495	$ 9,901
Non-current liabilities	27,007	19,370
Total liabilities	40,502	29,271
Stockholders' equity	107,835	104,213
Total liabilities and stockholders' equity	$ 148,337	$ 133,484

Exhibit 2
HARVARD BIOSCIENCE, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues	$ 25,137	$ 26,104	$ 77,317	$ 82,922
Cost of product revenues	13,833	14,110	41,652	43,913
Gross profit	11,304	11,994	35,665	39,009

Sales and marketing expenses	4,414	4,670	13,790	14,182
General and administrative expenses	5,314	4,832	15,996	14,593
Research and development expenses	1,934	1,861	5,856	5,549
Restructuring charges	96	29	51	166
Amortization of intangible assets	600	681	1,955	2,071
Total operating expenses	12,358	12,073	37,648	36,561

Operating (loss) income	(1,054)	(79)	(1,983)	2,448

Other (expense) income:
Foreign exchange	(84)	(29)	(74)	(86)
Interest expense	(276)	(147)	(650)	(447)
Interest income	10	11	28	37
Other expense, net	(7)	(13)	(87)	(294)
Other (expense) income, net	(357)	(178)	(783)	(790)

(Loss) income before income taxes	(1,411)	(257)	(2,766)	1,658
Income tax (benefit) expense	(433)	(124)	(1,410)	490
(Loss) income from continuing operations	(978)	(133)	(1,356)	1,168
Discontinued operations
(Loss) income from discontinued operations, net of tax	(5)	--	282	--
Total (loss) income from discontinued operations, net of tax	(5)	--	282	--
Net (loss) income	$ (983)	$ (133)	$ (1,074)	$ 1,168

(Loss) income per share:
Basic (loss) earnings per common share from continuing operations	$ (0.03)	$ (0.00)	$ (0.04)	$ 0.04
Discontinued operations	--	--	0.01	--
Basic (loss) earnings per common share	$ (0.03)	$ (0.00)	$ (0.04)	$ 0.04

Diluted (loss) earnings per common share from continuing operations	$ (0.03)	$ (0.00)	$ (0.04)	$ 0.04
Discontinued operations	--	--	0.01	--
Diluted (loss) earnings per common share	$ (0.03)	$ (0.00)	$ (0.04)	$ 0.04

Weighted average common shares:
Basic	30,575	28,798	30,155	28,759
Diluted	30,575	28,798	30,155	29,353

Exhibit 3
HARVARD BIOSCIENCE, INC.
Condensed Cash Flow Statements
(in thousands, unaudited)

	Nine Months Ended
	September 30,
	2013	2012

Cash flows from operations:
Net (loss) income	$ (1,074)	$ 1,168
Other adjustments to operating cash flows	3,027	4,888
Changes in assets and liabilities	566	600
Net cash provided by operating activities	2,519	6,656

Investing activities:
Net cash provided by (used in) investing activities	629	(3,978)

Financing activities:
Net proceeds from issuance (repayment) of debt	10,549	(1,000)
Other financing activities	2,290	461
Net cash provided by (used in) financing activities	12,839	(539)

Effect of exchange rate changes on cash	263	230

Increase in cash and cash equivalents	$ 16,250	$ 2,369

Exhibit 4
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Operating (Loss) Income to Non-GAAP Adjusted Operating Income
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

US GAAP operating (loss) income	$ (1,054)	$ (79)	$ (1,983)	$ 2,448

Adjustments:

Amortization of intangible assets	600	681	1,955	2,071

Impact of fair value adjustment to inventory	--	--	--	74

Restructuring and other misc. charges	96	29	51	166

Stock-based compensation expense	763	958	2,000	2,373

Non-GAAP adjusted operating income	$ 405	$ 1,589	$ 2,023	$ 7,132

Exhibit 5
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Net (Loss) Income from Continuing Operations to Non-GAAP Adjusted Net Income from Continuing Operations
(in thousands)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2013		2012		2013		2012

US GAAP net (loss) income from Continuing Operations	$ (978)		$ (133)		$ (1,356)		$ 1,168

Adjustments:

Amortization of intangible assets	600		681		1,955		2,071

Impact of fair value adjustment to inventory	--		--		--		74

Direct acquisition costs and other costs	--		22		--		304

Restructuring and other misc. charges	96		29		51		166

Stock-based compensation expense	763		958		2,000		2,373

Income taxes	(445)	(A)	(302)	(B)	(1,756)	(A)	(1,132)	(B)

Non-GAAP adjusted net income from continuing operations	$ 36		$ 1,255		$ 894		$ 5,024

(A) Income taxes includes the tax effect of adjusting for the reconciling items and discrete items related to stock options, transaction costs and research and development credits.

(B) Income taxes includes the tax effect of adjusting for the reconciling items.

Exhibit 6
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Diluted (Loss) Earnings Per Common Share to Non-GAAP Adjusted Diluted Earnings Per Common Share
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2013		2012		2013		2012

US GAAP diluted (loss) earnings per common share	$ (0.03)		$ --		$ (0.04)		$ 0.04

Adjustments:

Amortization of intangible assets	0.02		0.02		0.06		0.07

Direct acquisition costs	--		--		--		0.01

Restructuring charges	--		--		--		0.01

Stock-based compensation expense	0.02		0.03		0.07		0.08

Income taxes	(0.01)	(A)	(0.01)	(B)	(0.06)	(A)	(0.04)	(B)

Non-GAAP adjusted diluted earnings per common share	$ --		$ 0.04		$ 0.03		$ 0.17

(A) Income taxes includes the tax effect of adjusting for the reconciling items and discrete items related to stock options, transaction costs and research and development credits.

(B) Income taxes includes the tax effect of adjusting for the reconciling items.

Exhibit 7
HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Total Revenue Compared to the Same Period in the Prior Years
(unaudited)

	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended			Nine Months Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Sept. 30,
	2011	2011	2011	2011	2011	2012	2012	2012	2012	2012	2013	2013	2013	2013

Organic growth	-2.1%	-1.6%	-6.3%	-4.4%	-3.8%	4.2%	2.2%	-1.2%	-4.5%	0.1%	-8.5%	-8.3%	-3.8%	-7.0%

Acquisitions	1.3%	2.8%	4.2%	2.9%	2.9%	4.4%	4.9%	1.6%	1.6%	3.1%	0.9%	0.0%	0.0%	0.3%

Foreign exchange effect	0.9%	3.6%	1.8%	-0.2%	1.5%	-1.0%	-2.1%	-1.4%	0.2%	-1.1%	-0.3%	-0.1%	0.1%	-0.1%

Total revenue growth	0.1%	4.8%	-0.3%	-1.7%	0.6%	7.6%	5.0%	-1.0%	-2.7%	2.1%	-7.9%	-8.4%	-3.7%	-6.8%
CONTACT: Jeffrey A. Duchemin
         CEO
         jduchemin@harvardbioscience.com

         Robert Gagnon
         EVP-Finance
         rgagnon@harvardbioscience.com

         Tel: 508 893 8999
         Fax: 508 429 8478

         Investor Relations:
         Dian Griesel Int'l.

         Cheryl Schneider
         cschneider@dgicomm.com

         Public Relations:
         Susan Forman or Laura Radocaj
         sforman@dgicomm.com
         lradocaj@dgicomm.com